  EXHIBIT 99.1
For Immediate Release

CONSOLIDATED WATER CO. LTD.
REPORTS SECOND QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (August 9, 2011) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the second quarter and first half of 2011.  The Company will host an investor conference call tomorrow – Wednesday, August 10, 2011 -- at 11:00 a.m. EDT to discuss its operating results and other topics of interest (see details below).

For the three months ended June 30, 2011, total revenues increased 17% to approximately $14.8 million, compared with total revenues of approximately $12.7 million in the second quarter of 2010.

Retail water revenues increased 9% to approximately $6.6 million during the most recent quarter, compared with approximately $6.0 million in the three months ended June 30, 2010.  The increase in retail water revenues was attributable to a 2% inflation-related increase to base rates effective January 1, 2011 due to an upward movement in the price indices used to determine such rate adjustments, along with higher energy prices in 2011 that resulted in an increase in energy pass-through charges to the Company’s retail customers.

Bulk water revenues increased 25% to approximately $7.8 million, compared with approximately $6.2 million in the year-earlier quarter, reflecting a 5% increase in the volume of water sold and energy pass-through charge increases to the Company’s customers due to higher energy prices.

Services revenues rose 9% to $506,353 in the second quarter of 2011, versus $463,380 in the second quarter of 2010, primarily due to higher fees earned for management of the Bermuda plant.  The management contract for the Bermuda plant expired on June 30, 2011, and the Company does not expect to generate any further fees or revenues from its Bermuda affiliate.

Net income attributable to stockholders increased approximately 87% to $1,929,662, or $0.13 per diluted share, in the quarter ended June 30, 2011, compared with net income of $1,033,075, or $0.07 per diluted share, in the three months ended June 30, 2010.  Operating income increased 102%, from $1,025,774 in the second quarter of 2010 to $2,070,326 in the most recent quarter.  The increase in net income for the second quarter of 2011 primarily reflected higher revenues, an increase in gross profit margin to 35% of revenues in the second quarter of 2011 versus 33% of revenues in the prior-year quarter, and the absence of prior-year costs totaling approximately $403,000 related to liquidated damages and cost overruns associated with the refurbishment of the Red Gate plant for the Water Authority – Cayman.  Other income approximately doubled to $136,950 in the second quarter of 2011, versus $67,606 in the year-earlier quarter, despite a reduction in the Company’s equity in the earnings of its investment in OC-BVI to $88,978 in the most recent quarter, from $137,298 in the second quarter of 2010.

Consolidated gross profit increased 24% to approximately $5.3 million (35% of total revenues) in the three months ended June 30, 2011, compared with approximately $4.2 million (33% of total revenues) in the second quarter of 2010.  Gross profit on retail revenues increased 3% to $3,482,149 (53% of revenues) in the most recent quarter, versus $3,386,688 (56% of revenues) in the prior-year quarter. Gross profit on bulk revenues increased 24% to $1,444,076 in the second quarter of 2011, compared with $1,165,210 in the prior-year period (19% of revenues in both periods), reflecting a 25% increase in bulk revenues. The services segment recorded a gross profit of $324,980 in the quarter ended June 30, 2011, compared with a prior-year negative gross profit of ($320,596).  The sharp improvement in gross profit in the services segment, when compared with the prior-year period, resulted from an increase in services revenues in the second quarter of 2011 and a one-time reduction in gross profits of approximately $403,000 during the second quarter of 2010 that was related to liquidated damages and cost overruns associated with the refurbishment of the Red Gate plant.

General and administrative (“G&A”) expenses declined slightly to $3,180,879 in the second quarter of 2011, versus $3,205,528 a year earlier.  Incremental G&A expenses of approximately $700,000 related to the Company’s consolidated Mexico affiliate were recorded in the second quarter of 2011.

Interest income increased 4% to $314,292 in the most recent quarter, versus $302,040 in the 2010 quarter, due to interest earned on the loan receivable from the Water Authority - Cayman arising from the refurbishment of its Red Gate plant.  Interest expense declined 14% to $343,913, versus $398,822 in the second quarter of 2010.

“Revenues and gross profit generated by our retail franchise operation in the Cayman Islands improved slightly from prior-year levels during the most recent quarter, primarily due to a modest inflation-related base rate adjustment in the first quarter of 2011 along with higher energy pass-through charges,” observed Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.  “Last month, we were notified by the Cayman Islands government that it has extended our existing retail water franchise in Grand Cayman until January 31, 2012.  This extension provides additional time to negotiate a new franchise agreement based on a ‘rate of return on invested capital’ rate model that is much more complex than the existing inflation-indexed rate model that we have used for more than 30 years.  Additionally, we have been advised by counsel that the new water legislation enacted in January 2011 to facilitate the privatization of government-owned water and wastewater systems has impacted our ongoing franchise negotiations.  The Cayman government has assured us that it did not intend for this legislation to affect our negotiations, and we are currently working with the government to resolve this issue.”

“In our bulk water business segment, construction of the expansion of our Blue Hills plant in Nassau, Bahamas to 12 million U.S. gallons per day is proceeding rapidly, and we are optimistic that we can complete the project on schedule by September 30, 2011.  When this expansion is completed, we expect our volume water sales in Nassau to increase by more than 48%, which should positively impact the profitability of our bulk water business segment starting in the fourth quarter of this year.  We are also pleased to report that, in accordance with assurances given earlier this year, the Bahamas government made several large payments during the first six months of this year, which reduced our accounts receivable for water sold in Nassau to $3.5 million by the end of the most recent quarter, compared with approximately $6.2 million at December 31, 2010.  Most of this money will be reinvested in the Bahamian economy through the Blue Hills expansion project, which is providing work for several Bahamian companies and creating local jobs.”

“During the second quarter of 2011 we incurred approximately $700,000 in general and administrative expenses associated with our 50% interest in N.S.C. Agua, S.A. de C.V. (‘NSC’),” continued Mr. McTaggart.  “NSC was formed to pursue a project encompassing the construction, ownership and operation of a 100 million U.S. gallons per day seawater reverse osmosis desalination plant in northern Baja California, Mexico, which is intended to supply drinking water to northern Baja California, Mexico and southern California, USA.  For our 50% interest in NSC, we agreed to provide initial funding of $4 million in the form of equity for NSC’s development activities, and this initial funding commitment was met as of June 30, 2011.  NSC is presently seeking contracts with the Mexican Federal Electricity Commission (‘CFE’) for the purchase of electric power and access to feed water sources for the plant’s proposed operations and has entered into agreements to purchase sufficient land on which to build the plant in Rosarito, Baja California, Mexico.  This land is presently registered as communal property under Mexican law, and the sellers are in the process of transferring title for the land to private ownership.  Under Mexican law, certain relatives of the sellers, and municipal and state agencies, have a right of first refusal for a specific period of time to purchase the land from the present owners.  We believe that significant additional funding is necessary to complete the project development activities and are currently in discussions with our partner regarding the amount and sources of this additional funding.”

“Our balance sheet remains strong, with total current and long-term debt outstanding of only $17.6 million, which represents less than 14% of our $130.3 million in equity, and cash and cash equivalents of more than $50 million as of June 30, 2011.  We take comfort in our financial condition, especially during this time of global economic uncertainty that has disrupted equity markets worldwide in recent weeks.  Our operating activities generated net cash of approximately $24.8 million over the last three fiscal years and an additional $7.9 million during the first half of 2011.  On July 31, 2011, we paid our third quarterly cash dividend this year of $0.075 per share to our shareholders.  Our most recent cash dividend equates to an annualized yield of approximately 3.8%, based on our closing stock price on August 8, 2011,” concluded Mr. McTaggart.

For the six months ended June 30, 2011, total revenues increased 5% to approximately $28.7 million, compared with total revenues of approximately $27.4 million in the first half of 2010.

Retail water revenues increased 4% to approximately $12.9 million during the first half of 2011, compared with approximately $12.4 million in the six months ended June 30, 2010.  Bulk water revenues increased 20% to approximately $14.9 million, compared with approximately $12.5 million in the corresponding period of the previous year.  Services revenues decreased 65% to $872,621 in six months ended June 30, 2011, versus $2,497,344 in the first half of 2010, primarily due to a reduction in plant construction activity.

Net income attributable to stockholders was $3,922,672, or $0.27 per diluted share, in the six months ended June 30, 2011, compared with net income of $4,110,011, or $0.28 per diluted share, in the six months ended June 30, 2010.  Operating income declined 12% to $3,528,467 in the first half of 2011, versus $4,030,490 in the prior-year period due to increased G&A expenses of approximately $1.3 million attributable to the project development activities of the Company’s consolidated Mexico affiliate, NSC, which was partially offset by an approximately $800,000 increase in consolidated gross profit.  Other income approximately tripled to $741,682 in the first half of 2011, compared with $245,012 in the year-earlier period, primarily due to a reduction in interest expense and the first quarter receipt by OC-BVI of a $1 million payment from the British Virgin Islands government pursuant to the October 2009 Court award for the Baughers Bay plant litigation.

Consolidated gross profit increased 8% to approximately $10.5 million (37% of total revenues) in the six months ended June 30, 2011, compared with approximately $9.7 million (35% of total revenues) in the first half of 2010.  Gross profit for all three business segments improved in the six months ended June 30, 2011 when compared with the prior-year period.

General and administrative expenses rose 23% to $6,973,294 in the first half of 2011, versus $5,687,062 a year earlier.  The increase in G&A expenses of approximately $1.3 million was almost entirely attributable to the project development activities of the Company’s consolidated Mexico affiliate, NSC.

Interest income increased 10% to $661,951 in the six months ended June 30, 2011, versus $604,215 in the 2010 period, while interest expense declined 14% to $694,285, versus $803,635 in the corresponding period of the previous year.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. EDT tomorrow – Wednesday, August 10, 2011, to discuss its operating results for the second quarter and first half of 2011, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on August 10, 2011.   A replay of the conference call will be available one hour after the call through 9:00 a.m. EDT on August 17, 2011 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10002967 and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, and The Commonwealth of The Bahamas.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”.  Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the outcome of the Company’s negotiations with the Cayman Government regarding a new retail franchise agreement, the ability to successfully secure contracts for water projects, including the project under development in northern Baja California, Mexico, which requires the Company’s Mexican affiliate to acquire certain land, to obtain concessions from the Mexican Federal Electricity Commission and other regulatory approvals and to raise substantial funds to construct the water desalination plant and to acquire the land upon which the plant will be built, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com
http://www.cwco.com
 or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$50,840,459	$46,130,237
Accounts receivable, net	10,273,385	12,132,730
Inventory	1,421,005	1,434,811
Prepaid expenses and other current assets	3,468,655	2,294,747
Current portion of loans receivable	1,787,843	1,733,799
Total current assets	67,791,347	63,726,324

Property, plant and equipment, net	53,382,795	55,923,731
Construction in progress	2,252,854	249,300
Inventory non-current	3,644,504	3,538,912
Loans receivable	11,694,778	12,602,419
Investment in OC-BVI	6,902,311	7,812,523
Intangible assets, net	1,606,278	1,710,737
Goodwill	3,587,754	3,587,754
Other assets	2,935,731	3,049,866
Total assets	$153,798,352	$152,201,566

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,266,602	$4,316,125
Dividends payable	1,153,328	1,152,614
Current portion of long term debt	1,476,072	1,422,991
Total current liabilities	6,896,002	6,891,730
Long term debt	16,132,245	16,883,794
Other liabilities	431,674	442,919
Total liabilities	23,459,921	24,218,443
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 23,787 and 16,784 shares, respectively	14,272	10,070
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,558,937 and 14,555,393 shares, respectively	8,735,362	8,733,236
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding
Additional paid-in capital	81,613,859	81,349,944
Retained earnings	38,027,294	36,289,706
Total Consolidated Water Co. Ltd. stockholders' equity	128,390,787	126,382,956
Non-controlling interests	1,947,644	1,600,167
Total equity	130,338,431	127,983,123
Total liabilities and equity	$153,798,352	$152,201,566

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Retail water revenues	$6,554,876	$6,039,827	$12,928,391	$12,425,233
Bulk water revenues	7,774,643	6,196,278	14,941,480	12,454,220
Services revenues	506,353	463,380	872,621	2,497,344

Total revenues	14,835,872	12,699,485	28,742,492	27,376,797

Cost of retail revenues	3,072,727	2,653,139	5,953,601	5,506,724
Cost of bulk revenues	6,330,567	5,031,068	11,932,934	9,928,430
Cost of services revenues	181,373	783,976	354,196	2,224,091

Total cost of revenues	9,584,667	8,468,183	18,240,731	17,659,245

Gross profit	5,251,205	4,231,302	10,501,761	9,717,552

General and administrative expenses	3,180,879	3,205,528	6,973,294	5,687,062

Income from operations	2,070,326	1,025,774	3,528,467	4,030,490

Other income (expense):
Interest income	314,292	302,040	661,951	604,215
Interest expense	(343,913)	(398,822)	(694,285)	(803,635)
Other income	77,593	27,090	141,544	77,957
Equity in earnings of OC-BVI	88,978	137,298	632,472	366,475

Other income (expense), net	136,950	67,606	741,682	245,012

Net income	2,207,276	1,093,380	4,270,149	4,275,502
Income attributable to non-controlling interests	277,614	60,305	347,477	165,491

Net income attributable to Consolidated Water Co. Ltd. stockholders	$1,929,662	$1,033,075	$3,922,672	$4,110,011

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.13	$0.07	$0.27	$0.28
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.13	$0.07	$0.27	$0.28
Dividends declared per common share	$0.075	$0.075	$0.150	$0.150

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,558,937	14,545,517	14,557,606	14,543,707
Diluted earnings per share	14,595,085	14,604,238	14,597,043	14,602,580